February 7, 2018

Lexaria Bioscience Corp.
156 Valleyview Road
Kelowna, B.C. V1X 3M4

Dear Sirs/Mesdames:

Re: Lexaria Bioscience Corp. Form S-4 - Certain United States Federal Income Tax Consequences of the Change of Corporate Jurisdiction

We have acted as tax advisors to Lexaria Bioscience Corp. (the “Company” or “Lexaria”) in connection with the proposal to change their corporate jurisdiction from the State of Nevada to the Province of British Columbia (the“Conversion” or “Continuation”) pursuant to the plan of conversion.

This opinion letter is being furnished in connection with the registration statement under the FormS-4/A (Amendment No.1) filed on February7, 2018 (the “Registration Statement”)with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act” ). We have participated in the preparation of the discussion set forth in the caption “Certain United States Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction” in the registraton statement.

For purposes of this opinion, we have examined and relied upon the plan of conversion and there presentations made to us by Lexaria in their correspondence to us and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have not, how ever, undertaken any independent investigation as to any factual matter set forth in any of the foregoing.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we here by confirm to you that the statements under the caption“ Certain United States Federal Income Tax Consequences of the Change of Corporate Jurisdiction” in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the anticipated United States Federal Income Tax Consequences of the Change of Corporate Jurisdiction pursuant to the conversion(as defined in the Registration Statement).

Our opinion is based upon our best judgment regarding the Code, applicable Treasury Regulations and administrative or judicial interpretations, rulings and decisions thereunder, and may be affected by subsequent amendments to the Code or to Treasury Regulations thereunder or by subsequent judicial or administrative interpretations thereof, any of which may have retroactive effect and could affect our opinion. Nevertheless, we undertake no responsibility to advise you of any such changes, any of which could affect our conclusions. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service or any court is not precluded from successfully asserting a contrary position. We express no opinions other than as to the federal income tax law of the United States; our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter does not address any other federal income tax matters or any state, local or foreign tax consequences that may result from the plan of conversion or otherwise.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS